EXHIBIT 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces Third Quarter 2010 Net Income of $637,000

HOUSTON, TEXAS – (October 28, 2010), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the third quarter of 2010.

Third Quarter Highlights

•	Net income of $637,000 for the third quarter of 2010, compared with net income of $1.1 million for the third quarter of 2009 and $84,000 for the second quarter of 2010.
•
Total nonperforming assets declined $17.3 million or 16.8% compared with December 31, 2009, but increased $5.7 million or 7.1% for the third quarter of 2010 to $85.6 million compared with the second quarter of 2010.

•	Net interest margin was 3.77% for the third quarter of 2010 compared with 3.86% for the third quarter of 2009 and 3.75% for the second quarter of 2010.
•	Net interest income was $14.2 million for the third quarter of 2010 compared with $14.6 million for the third quarter of 2009 and $14.2 million for the second quarter of 2010.
•	Provision for loan losses for the third quarter of 2010 was $4.7 million compared with $3.6 million for the third quarter of 2009 and $2.4 million for the second quarter of 2010.
•	Allowance for loan losses was 2.95% of total loans at September 30, 2010 compared with 2.31% at December 31, 2009, and 2.94% at June 30, 2010.
•	Total risk-based capital ratio increased to 15.14% at September 30, 2010 compared with 13.80% at December 31, 2009, and 14.55% at June 30, 2010.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “Management was encouraged by the company’s net income of $637,000 for third quarter compared with the second quarter net income of $84,000, in spite of a higher loan loss provision of $4.7 million for third quarter compared with $2.4 million for second quarter 2010.  The company’s capital ratios also improved as a result of the issuance of $2.9 million in common stock in a private placement in September.  Total risk-based capital ratio, Tier-1  capital ratio and the leverage ratio as of September 30, 2010 were 15.14%, 13.87% and 10.96%, respectively, representing an improvement from their levels as of June 30, 2010 of 14.55%, 13.28% and 10.68%, respectively.  Nonperforming assets as of September 30 2010 increased by $5.7 million compared with their level at June 30, 2010; however, subsequent to September 30, 2010, nonperforming assets were reduced by approximately $1.8 million due to the sale of two ORE commercial properties and the payoff of one nonaccrual loan.

“We believe the economies of the local markets we serve have stabilized, but their recovery, if any, is at a tortuously slow pace.  We are maintaining a cautious outlook for the next two or three quarters, and will remain aggressive in scrutinizing our loan portfolio, while maintaining a conservative underwriting policy towards new loans and loan renewals.  We will continue to focus on controlling our noninterest expense.  With stringent management of our balance sheet as another priority, we seek to maintain or improve our net interest margin going forward.”

Interest income and expense
Net interest income before the provision for loan losses for the three months ended September 30, 2010 was $14.2 million, a decrease of $366,000 or 2.5% compared to $14.6 million for the same period in 2009. The decrease was due primarily to a decline in average total loans, partially offset by lower deposit costs.  Net interest income before the provision for loan losses for the nine months ended September 30, 2010 was $43.0 million, an increase of $1.9 million or 4.6% compared to $41.1 million for the same period in 2009.  The increase was due primarily to lower deposit costs.   On a linked-quarter basis, net interest income before the provision for loan losses was unchanged at $14.2 million.

The net interest margin for the three months ended September 30, 2010 was 3.77%, a decrease of 9 basis points compared with 3.86% for the same period in 2009. The yield on average earning assets decreased 69 basis points, and the cost of average earning assets decreased 60 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended September 30, 2010 increased 2 basis points compared with 3.75% for the three months ended June 30, 2010. The yield on average earning assets decreased 11 basis points, and the cost of average earning assets decreased 13 basis points compared with the yields at June 30, 2010.

The net interest margin for the nine months ended September 30, 2010 was 3.82%, an increase of 19 basis points compared with 3.63% for the same period in 2009. The yield on average earning assets decreased 53 basis points, and the cost of average earning assets decreased 72 basis points for the same periods.

Interest income for the three months ended September 30, 2010 was $19.2 million, down $2.6 million or 11.9% compared to $21.8 million for the same period in 2009, primarily due to lower loan volume and yield.  Average earning assets remained stable at $1.50 billion for the third quarters of 2010 and 2009.  Average total loans decreased 8.9% to $1.20 billion in the third quarter of 2010 compared with $1.32 billion for the third quarter of 2009. The yield on average earning assets for the third quarter of 2010 was 5.08% compared with 5.77% for the third quarter of 2009.

Interest income for the nine months ended September 30, 2010 was $59.1 million, down $6.5 million or 9.8% compared to $65.6 million for the same period in 2009, primarily due to lower volume and yield on loans. Average earning assets decreased 0.8% to $1.50 billion for the nine months ended September 30, 2010 compared with the same period in 2009.  Average total loans decreased 6.7% to $1.24 billion for the nine months ended September 30, 2010 compared with $1.33 billion for the same period in 2009. The yield on average earning assets for the nine months ended September 30, 2010 was 5.26% compared with 5.79% for the same period of 2009.

Interest expense for the three months ended September 30, 2010 was $5.0 million, down $2.2 million or 31.0% compared to $7.2 million for the same period in 2009, primarily due to lower cost of funds. Average interest-bearing deposits were $1.13 billion for the third quarter of 2010, a decrease of $21.3 million or 1.8% compared with $1.15 billion for the same period of 2009. The cost of interest-bearing deposits for the third quarter of 2010 was 1.46% compared with 2.22% for the third quarter of 2009.   Average other borrowings, excluding junior subordinated debentures, were $56.8 million for the third quarter of 2010, an increase of $28.0 million or 97.1% compared to $28.8 million for the third quarter of 2009.  The cost of other borrowings for the third quarter of 2010 was 2.00% compared with 3.31% for the third quarter of 2009.

Interest expense for the nine months ended September 30, 2010 was $16.2 million, down $8.3 million or 34.0% compared to $24.5 million for the same period in 2009, primarily due to lower cost of funds. Average interest-bearing deposits were $1.16 billion for the nine months ended September 30, 2010, an increase of $4.1 million or 0.4% compared with $1.15 billion for the same period of 2009. The cost of interest-bearing deposits for the nine months ended September 30, 2010 was 1.60% compared with 2.58% for the same period of 2009.   Average other borrowings, excluding junior subordinated debentures, were $43.8 million for the nine months ended September 30, 2010, a decrease of $3.6 million or 8.9% compared to $40.2 million for the same period of 2009.  The cost of other borrowings for the nine months ended September 30, 2010 was 2.44% compared with 2.55% for the same period of 2009.

Noninterest income and expense
Noninterest income for the three months ended September 30, 2010 was $1.8 million, a decrease of $204,000 or 10.4% compared to the same period in 2009. The decrease was primarily due to a decline in gains on securities, partially offset by a decline in other than temporary impairment (“OTTI”) on securities. Noninterest income for the nine months ended September 30, 2010 was $5.1 million, a decrease of $386,000 or 7.0% compared to the same period in 2009.   The decrease was primarily due to declines in gains on securities and letters of credit commissions and fees, partially offset by a decline in OTTI on securities.

Noninterest expense for the three months ended September 30, 2010 was $10.9 million, a decrease of $427,000 or 3.8% compared with the same period in 2009.  The decrease was mainly the result of lower expenses related to ORE and decreases in FDIC assessments, partially offset by an increase salaries and employee benefits.  The decrease in FDIC assessments was primarily due to the one-time emergency special FDIC assessment that occurred during the third quarter of 2009.

Noninterest expense for the nine months ended September 30, 2010 was $37.1 million, an increase of $3.4 million or 10.0% compared with the same period in 2009.  The increase was primarily the result of higher expenses related to ORE and a $2.0 million goodwill impairment charge that was recorded in the first quarter of 2010, partially offset by a decrease in other noninterest expense.  Other noninterest expense decreased across most functional areas, but the decline was primarily the result of a lower provision for unfunded commitments.

Salaries and employee benefits expense for the three months ended September 30, 2010 was $5.1 million, an increase of $209,000 or 4.3% compared to $4.9 million for the same period in 2009. The increase was primarily due to a rise in employee healthcare costs, thrift plan matching and stock-based compensation costs.  Salaries and employee benefits expense for the nine months ended September 30, 2010 was $15.4 million, a decrease of $65,000 or 0.4% compared to $15.5 million for the same period in 2009.  The decrease was primarily due to lower salaries which were partially offset by increases in employee healthcare costs, thrift plan matching and stock-based compensation costs.

Provision for loan losses
The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$36,004	$34,732	$25,603	$24,266
Provision for loan losses for quarter	4,700	2,430	13,003	3,596
Net charge-offs for quarter	(6,060)	(1,158)	(9,203)	(2,259)
Balance at end of quarter	$34,644	$36,004	$29,403	$25,603

Total loans	$1,173,567	$1,225,022	$1,273,997	$1,311,538
Allowance for loan losses to total loans	2.95%	2.94%	2.31%	1.95%
Net charge-offs to total loans	(0.52)%	(0.09)%	(0.72)%	(0.17)%

The provision for loan losses for the three months ended September 30, 2010 was $4.7 million, an increase of $1.1 million compared with $3.6 million for the same period in 2009.  The provision for loan losses for the nine months ended September 30, 2010 was $15.0 million, an increase of $2.3 million compared with $12.7 million for the same period in 2009.  The increase for the three and nine months ended September 30, 2010 was primarily due to an increase in nonperforming loans compared with their level at September 30, 2009, and changes in the assumptions used in the qualitative component that reflects current market conditions in the methodology the Company employs for determining the allowance for loan losses. On a linked-quarter basis, the provision for loan losses in the third quarter of 2010 increased $2.3 million to $4.7 million compared with $2.4 million for the second quarter of 2010, primarily as a result of additional provisioning that was required for new nonperforming loans and higher charge-offs.

Net charge-offs for the three months ended September 30, 2010 were $6.1 million or (0.52)% of total loans compared with net charge-offs of $2.3 million or (0.17)% of total loans for the three months ended September 30, 2009. The charge-offs primarily consisted of $5.5 million in loans from Texas and $592,000 in loans from California.  Approximately $2.4 million of the charge-offs had associated specific reserves. Net charge-offs for the nine months ended September 30, 2010 were $9.8 million or (0.83)% of total loans compared with net charge-offs of $11.3 million or (0.86)% of total loans for the nine months ended September 30, 2009.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	September 30, 2010	June 30, 2010	December 31, 2009
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$51,464	$41,662	$58,236
Accruing loans 90 days or more past due	-	227	420
Troubled debt restructurings - accruing	1,319	6,970	4,927
Troubled debt restructurings - nonaccruing	16,645	12,549	16,993
Other real estate (“ORE”)	16,141	18,483	22,291
Total nonperforming assets	85,569	79,891	102,867

Total nonperforming assets to total assets	5.46%	4.92%	6.47%

Total nonperforming assets at September 30, 2010 were $85.6 million compared with $102.9 million at December 31, 2009, a decrease of $17.3 million or 16.8%. The ratio of total nonperforming assets to total assets decreased to 5.46% at September 30, 2010 from 6.47% at December 31, 2009.

On a linked-quarter basis, total nonperforming assets increased by $5.7 million, of which $3.7 million was in Texas and $2.0 million in California. The increase in nonperforming assets in Texas consists of an increase of $7.6 million in non-accrual loans, which were partially offset by decreases of $2.2 million in ORE, $1.3 million in troubled debt restructurings (“TDRs”) - accruing and $227,000 in loans over 90 days past due.    The increase in nonperforming assets in California consists primarily of increases of $4.2 million in TDRs - nonaccruing and $2.6 million in nonaccrual loans, partially offset by decreases of $4.3 million in troubled debt restructurings and $119,000 in ORE.

On a linked-quarter basis, ORE decreased by approximately $2.3 million compared with June 30, 2010, which included reductions in Texas of $2.2 million.  The reductions included the sale of a commercial land parcel, residential unit and a commercial property.  These reductions were partially offset by additions into ORE in Texas, which included a retail center and residential patio homes.  The $119,000 decline in ORE in California was the result of write-downs on two properties.

Subsequent to September 30, 2010, nonperforming assets in Texas were reduced by approximately $1.8 million from the sale of two ORE commercial properties and the payoff of one nonaccrual loan.

Approximately $63.6 million of the nonaccrual loans and TDRs - nonaccruing are collateralized by real estate, which represented 93.3% of total nonaccrual loans and TDRs - nonaccruing at September 30, 2010.  Management has been aggressive in identifying problem loans but continued weak economic conditions could cause further deterioration in the loan portfolio. Management is closely monitoring the loan portfolio and diligently working on problem loan resolutions.

Management conference call.  On Friday, October 29, 2010, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2010 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2010, the Company had consolidated assets of $1.6 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:  (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (6) the effect of compliance, or failure to comply within stated deadlines of the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines of the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; and (14) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2009 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, EVP/Chief Financial Officer, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	September 30	December 31,
	2010	2009
Consolidated Balance Sheets
Assets
Cash and due from banks	$24,721	$26,087
Federal funds sold and other short-term investments	127,702	82,006
Total cash and cash equivalents	152,423	108,093
Securities available-for-sale, at fair value	156,386	98,368
Securities held-to-maturity, at cost (fair value $4,517 at September 30, 2010 and $4,352 at December 31, 2009)	4,044	4,044
Other investments	7,038	21,577
Loans, net of allowance for loan losses of $34,644 and $29,403, respectively	1,138,923	1,244,594
Accrued interest receivable	4,854	5,161
Premises and equipment, net	5,663	6,042
Goodwill	17,327	19,327
Core deposit intangibles	234	329
Customers' liability on acceptances	7,484	3,011
Foreclosed assets, net	16,141	22,291
Cash value of bank owned life insurance	29,617	28,526
Prepaid FDIC assessment	8,404	10,637
Other assets	18,921	17,548
Total assets	$1,567,459	$1,589,548

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$198,507	$203,427
Interest-bearing	1,101,462	1,160,740
Total deposits	1,299,969	1,364,167
Junior subordinated debentures	36,083	36,083
Other borrowings	56,205	25,513
Accrued interest payable	555	625
Acceptances outstanding	7,484	3,011
Other liabilities	7,379	4,843
Total liabilities	1,407,675	1,434,242
Commitments and contingencies	-	-
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding at September 30, 2010 and December 31, 2009	45,391	44,718
Common stock, $1.00 par value, 50,000,000 shares authorized; 13,230,315 and 10,994,965 shares issued and 13,230,315 shares and 10,926,315 shares outstanding at September 30, 2010 and December 31, 2009, respectively	13,230	10,995
Additional paid-in-capital	33,155	29,114
Retained earnings	68,043	72,505
Accumulated other comprehensive loss	(35)	(1,106)
Treasury stock, at cost	-	(920)
Total shareholders' equity	159,784	155,306
Total liabilities and shareholders' equity	$1,567,459	$1,589,548
	-	-
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$51,464	$58,236
Accruing loans 90 days or more past due	-	420
Troubled debt restructurings - accruing	1,319	4,927
Troubled debt restructurings - nonaccruing	16,645	16,993
Other real estate ("ORE")	16,141	22,291
Total nonperforming assets	85,569	102,867

Total nonperforming assets to total assets	5.46%	6.47%
Total nonperforming assets to total loans and ORE	7.19%	7.94%
Allowance for loan losses to total loans	2.95%	2.31%
Allowance for loan losses to total nonperforming loans	49.90%	36.49%
Net year-to-date charge-offs to total loans	0.83%	1.61%
Net year-to-date charge-offs	$9,787	$20,545
Total loans to total deposits	90.28%	93.39%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010		2009
Average Balance Sheet Data
Total assets	$1,603,884	$1,606,232	$1,611,074		$1,613,146
Securities	136,932	117,123	115,674		109,477
Total loans	1,203,013	1,320,601	1,238,835		1,327,198
Allowance for loan losses	(37,568)	(24,918)	(34,766)		(24,525)
Net loans	1,165,445	1,295,683	1,204,069		1,302,673
Total interest-earning assets	1,500,972	1,500,854	1,502,310		1,514,312
Total deposits	1,335,209	1,363,723	1,357,649		1,360,254
Other borrowings and junior subordinated debt	92,874	64,891	79,854		76,279
Total shareholders' equity	158,121	164,514	157,560		162,368

Income Statement Data
Interest income:
Loans	$17,960	$20,654	$55,717		$61,791
Securities:
Taxable	977	965	2,590		3,048
Tax-exempt	117	85	356		210
Federal funds sold and other short-term investments	165	118	473		536
Total interest income	19,219	21,822	59,136		65,585
Interest expense:
Time deposits	2,863	4,687	9,410		15,991
Demand and savings deposits	1,301	1,761	4,397		6,190
Other borrowings	806	759	2,357		2,327
Total interest expense	4,970	7,207	16,164		24,508
Net interest income	14,249	14,615	42,972		41,077
Provision for loan losses	4,700	3,596	15,028		12,710
Net interest income after provision for loan losses	9,549	11,019	27,944		28,367
Noninterest income:
Service fees	1,222	1,134	3,384		3,309
Loan-related fees	91	136	305		429
Letters of credit commissions and fees	185	256	570		769
Gain on securities, net	31	347	76		356

Total other-than-temporary impairment ("OTTI") on securities	(212)	(804)	(495)		(1,984)
Less: Noncredit portion of "OTTI"	48	454	135		1,335
Net impairments on securities	(164)	(350)	(360)		(649)
Other noninterest income	396	442	1,173		1,320
Total noninterest income	1,761	1,965	5,148		5,534
Noninterest expense:
Salaries and employee benefits	5,073	4,864	15,430		15,495
Occupancy and equipment	1,882	2,014	5,780		6,006
Foreclosed assets, net	1,088	1,320	5,367		2,740
FDIC assessment	881	1,027	2,471		2,712
Goodwill impairment	-	-	2,000		-
Other noninterest expense	1,935	2,061	6,024		6,738
Total noninterest expense	10,859	11,286	37,072		33,691
Income (loss) before provision for income taxes	451	1,698	(3,980)		210
Provision (benefit) for income taxes	(186)	560	(1,323)		(46)
Net income (loss)	$637	$1,138	$(2,657)		$256

Dividends and discount - preferred stock	$(605)	$(599)	$(1,805)		$(1,701)
Net income (loss) applicable to common stock	$32	$539	$(4,462)		$(1,445)

Per Share Data
Earnings (loss) per common share - basic	$0.00	$0.05	$(0.38)		$(0.13)
Earnings (loss) per common share - diluted	0.00	0.05	(0.38)		(0.13)
Weighted average common shares outstanding:
Basic	12,329	10,915	11,712		10,899
Diluted	12,345	10,923	11,712		10,899
Dividends per common share	$-	$-	$-		$0.04

Performance Ratio Data
Return on average assets	0.16%	0.28%	(0.22	) %	0.02%
Return on average shareholders' equity	1.60%	2.74%	(2.25	) %	0.21%
Net interest margin	3.77%	3.86%	3.82%		3.63%
Efficiency ratio	67.14%	66.66%	72.34%		71.29%
Equity to assets (average)	9.86%	10.24%	9.78%		10.07%